Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BECEEM COMMUNICATIONS INC.

Babu Mandava hereby certifies that:

ONE: The original name of this company is Beceem Communications Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was October 22, 2003.

TWO: He is the duly elected and acting Chief Executive Officer of Beceem Communications Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this company is hereby amended and restated to read as follows:

I

The name of this company is Beceem Communications Inc. (the “Company” or the “Corporation”).

II

The address of the registered office of this Company in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Zip Code 19808, and the name of the registered agent of this Corporation in the State of Delaware at such address is Corporation Service Company.

III

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 248,142,270 shares, 146,592,517 shares of which shall be Common Stock (the “Common Stock”) and 101,549,753 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value $0.001 per share.

Effective upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, (a) each one (1) issued or outstanding share of Common Stock, par value $0.001 per share, automatically and without any action on the part of the respective holders thereof, shall combine into one-fourth (0.25) of a share of Common Stock, par value $0.001 per share; (b) each one (1) issued or outstanding share of Series A Preferred Stock, par value $0.001 per share, automatically and without any action on the part of the respective holders thereof, shall combine into one-fourth (0.25) of a share of Series A Preferred Stock, par value $0.001 per share; (c) each one (1) issued or outstanding share of Series B Preferred Stock, par value $0.001 per share, automatically and without any action on the part of the respective holders thereof, shall combine in one-fourth (0.25) of a share of Series B Preferred Stock, par value $0.001 per share; (d) each one (1) issued or outstanding share of Series C Preferred Stock, par value $0.001 per share, automatically and without any action on the part of the respective holders thereof, shall combine in one-fourth (0.25) of a share of Series C Preferred Stock, par value $0.001 per share; (e) each one (1) issued or outstanding share of Series D Preferred Stock, par value $0.001 per share, automatically and without any action on the part of the respective holders thereof, shall combine in one-fourth (0.25) of a share of Series D Preferred Stock, par value $0.001 per share (the combinations referenced in this paragraph being collectively referred to as the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, after aggregating all shares of such Prior Series Preferred held by each such holder. In lieu of fractional shares otherwise issuable, the Company shall pay to the holder otherwise entitled thereto an amount equal to (x) such fraction, multiplied by (y) the fair market value of one (1) such share on the date of the Reverse Stock Split, as determined in good faith by the Board of Directors. All share numbers and prices per share set forth herein, including the Original Issue Prices and Series Preferred Conversion Prices, have been adjusted to reflect the Reverse Stock Split and no adjustment unto this Certificate shall occur as a result of the Reverse Stock Split.

B. 45,419,062 of the authorized shares of Preferred Stock are hereby designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred”); 38,755,691 of the authorized shares of Preferred Stock are hereby designated “Series A-2 Preferred Stock” (the “Series A-2 Preferred”); 4,375,000 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”); 3,250,000 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”); 4,250,000 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”); and 5,500,000 of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”). The Series A-1 Preferred and the Series A-2 Preferred are hereby referred to collectively as the “Series Preferred.” The Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred are hereby referred to collectively as the “Prior Series Preferred.” The Series Preferred and the Prior Series Preferred are hereby referred to collectively as the “Preferred Stock.”

C. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company (voting together as a single class on an as-if-converted basis).

D. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1. DIVIDEND RIGHTS.

(a) Holders of Series A-1 Preferred and the Series A-2 Preferred, in preference to the holders of Common Stock and all other equity securities, shall be entitled to receive, when and as declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series Preferred. Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative and paid on a pari passu basis.

(b) The “Original Issue Price” of the Series A-1 Preferred shall be $0.55043 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Original Issue Date of the Series A-1 Preferred). The “Original Issue Price” of the Series A-2 Preferred shall be $1.16112 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Original Issue Date of the Series A-2 Preferred). The “Original Issue Price” of the Series A Preferred shall be $2.40 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series B Preferred shall be $3.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series C Preferred shall be $8.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series D Preferred shall be $16.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(c) So long as any shares of Series A-1 Preferred or Series A-2 Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock or any other equity securities, or purchase, redeem or otherwise acquire for value any shares of Common Stock or any other equity securities until all dividends as set forth in Section 1(a) above on the Series A-1 Preferred and the Series A-2 Preferred shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company;

(ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; or

(iii) issuance by the Company of shares of Series A-2 Preferred to certain purchasers of Series A-1 Preferred, which issuance shall be made (A) concurrently with the purchase of shares of Series A-1 Preferred and (B) pursuant the terms agreed upon between the Company and such purchasers.

(d) In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e) The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock, or any repurchase of any outstanding securities of the Company that is approved by (i) the Board and (ii) the Series Preferred as may be required by this Certificate of Incorporation.

(f) The holders of Preferred Stock expressly waive their rights, if any, as described in California Code Sections 502, 503 and 506 as they relate to repurchases of shares of Common Stock upon termination of employment or service as a consultant or director.

2. VOTING RIGHTS.

(a) General Rights. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series Preferred. For so long as at least 8,417,475 shares of Preferred Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Preferred Stock after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the voting power of the outstanding Preferred Stock, voting together as one class on an as-if converted to Common Stock basis, shall be necessary for effecting or validating the following actions (either directly or by amendment, merger, consolidation, or otherwise) either by the Company or any of its subsidiaries:

(i) Any liquidation, dissolution or winding up of the affairs of the Company or any Asset Transfer or Acquisition (each as defined in Section 4(b));

(ii) Any amendment, alteration, repeal, or waiver of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation);

(iii) Any authorization or any designation, whether by reclassification of outstanding securities or otherwise, or issuance of any equity securities (other than the currently authorized 45,419,062 shares of Series A-1 Preferred) or any other securities convertible into or exercisable for any equity securities of the Company having rights, preferences or privileges on parity with or senior to the Series Preferred;

(iv) Any increase in the authorized number of shares of Series Preferred;

(v) Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock (except for acquisitions of Common Stock by the Company permitted by Sections 1(c)(i) and 1(c)(ii) hereof and any exchange of Prior Series Preferred pursuant to Section 5(p) hereof);

(vi) Any transaction or series of transactions that results in the Company’s aggregate indebtedness exceeding $12,500,000, unless approved by the Board of Directors;

(vii) Any increase or decrease to the size of the Board of Directors; or

(viii) Any purchase or acquisition of another entity (or any part thereof) by way of merger, consolidation, or purchase of equity securities or assets.

(c) Separate Vote of Series A-1 Preferred. For so long as at least 4,541,906 shares of Series A-1 Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A-1 Preferred after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-seven percent (67%) of the voting power of the outstanding Series A-1 Preferred, voting as a separate class, shall be necessary for effecting or validating the following actions (either directly or by amendment, merger, consolidation, or otherwise) either by the Company or any of its subsidiaries:

(i) Any authorization or any designation, whether by reclassification of outstanding securities or otherwise, or issuance of any equity securities (other than the currently authorized 45,419,062 shares of Series A-1 Preferred) or any other securities convertible into or exercisable for any equity securities of the Company having rights, preferences or privileges on parity with or senior to the Series A-1 Preferred; provided, however, that in the event of a bona fide financing (A) at an equity valuation for the entire Company of at least $200 million prior to the financing, and (B) where the equity securities issued in such financing (1) have a liquidation preference no more favorable than one times the original purchase price, payable pari passu with the Series A-1 Preferred, with no limit on participation required, (2) do not vote as a separate series or separate class, except as required by the Delaware General Corporation Law, and on all matters vote on an as converted basis with all other series of preferred stock or, as applicable, on an as converted basis with the preferred stock and common stock, (3) have rights, preferences or privileges that are no more favorable than the rights, preferences or privileges of the Series A-1 Preferred in this certificate of incorporation, bylaws or other agreement and (4) have obligations and restrictions that are no less restrictive than those obligations and restrictions applicable to the Series A-1 Preferred in this certificate of incorporation, bylaws or other agreement, then the required vote under this subsection shall be reduced to the affirmative vote or written consent of the holders of at least fifty percent (50%) of the Series A-1 Preferred;

(ii) Any increase in the authorized number of shares of Series A-1 Preferred;

(iii) Any transaction or series of transactions that results in the Company incurring debt (A) if the Company’s aggregate indebtedness would exceed $5,000,000 (excluding revolving credit facilities for accounts receivable or inventory) after such transaction or series of transactions, or (B) that is secured by the Company’s intellectual property; or

(iv) Any amendment, alteration, repeal, or waiver of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), in a manner that would adversely affect the rights, preferences or privileges of the Series A-1 Preferred.

(d) Election of Board of Directors.

(i) For so long as at least 10,000,000 shares of Series A-1 Preferred remain outstanding (subject to adjustment for any stock dividends, combination, splits, recapitalizations and the like affecting the Series Preferred after the filing date hereof), the holders of Series A-1 Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(ii) For so long as at least 10,000,000 shares of Series A-2 Preferred remain outstanding (subject to adjustment for any stock dividends, combination, splits, recapitalizations and the like affecting the Series Preferred after the filing date hereof), the holders of Series A-2 Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii) The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iv) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the California Corporations Code (“CCC”). During such time or times that the Company is subject to Section 2115(b) of the CCC, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(v) During such time or times that the Company is subject to Section 2115(b) of the CCC, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

3. LIQUIDATION RIGHTS.

(a) Series A-1 Preferred. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock or any other series of Preferred Stock, the holders of Series A-1 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, including the consideration received in such transaction or Acquisition or Asset Transfer (as such terms are defined in Section 4 below), for each share of Series A-1 Preferred then held by them, an amount per share equal to the product of (i) 1.75, multiplied by (ii) the Original Issue Price as adjusted and then in effect, plus all declared and unpaid dividends on the Series A-1 Preferred. If, upon any such Liquidation Event, the assets of the Company (including the consideration received in the Acquisition or Asset Transfer) shall be insufficient to make payment in full to all holders of Series A-1 Preferred of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series A-1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) Series A-2 Preferred. After the payment of the full liquidation preference set forth in Section 3(a) above, the holders of Series A-2 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, including the consideration received in such transaction or Acquisition or Asset Transfer, for each share of

Series A-2 Preferred then held by them, an amount per share equal to the quotient of (i) $45,000,000, divided by (ii) the total number of shares of Series A-2 outstanding at the time of such Liquidation Event, Acquisition or Asset Transfer, as applicable, plus all declared and unpaid dividends on the Series A-2 Preferred. If, upon any such Liquidation Event, the assets of the Company (including the consideration received in the Acquisition or Asset Transfer) shall be insufficient to make payment in full to all holders of Series A-2 Preferred of the liquidation preference set forth in this Section 3(b), then such assets shall be distributed ratably among the holders of Series A-2 Preferred in proportion to the number of shares of Series A-2 Preferred at the time outstanding.

(c) Prior Series Preferred. After the payment of the full liquidation preferences set forth in Section 3(a) and 3(b) above, the holders of Prior Series Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, including the consideration received in such transaction or Acquisition or Asset Transfer (as such terms are defined in Section 4 below), for each share of Prior Series Preferred then held by them, an amount per share of Prior Series Preferred equal to their applicable Original Issue Price plus all declared and unpaid dividends on the Prior Series Preferred. If, upon any such Liquidation Event, the assets of the Company (including the consideration received in the Acquisition or Asset Transfer) shall be insufficient to make payment in full to all holders of the Prior Series Preferred of the liquidation preference set forth in this Section 3(c), then such assets shall be distributed among the holders of Prior Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(d) Participation. After the payment of the full liquidation preferences set forth in Sections 3(a), 3(b) and 3(c) above, the assets of the Company legally available for distribution in such Liquidation Event (including the consideration received by the Company or its stockholders in such Acquisition or Asset Transfer), if any, shall be distributed ratably to the holders of the Common Stock, the Prior Series Preferred, the Series A-1 Preferred and the Series A-2 Preferred Stock on an as-if-converted to Common Stock basis, provided, however, that:

(i) with respect to the Series A-1 Preferred, each holder of Series A-1 Preferred shall not receive pursuant to Section 3(a) above and this Section 3(d) an aggregate amount per share of Series A-1 Preferred that is greater than the sum of $2.20172 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series A-1 Preferred after the filing date hereof) (the “Series A-1 Liquidation Amount”) plus an amount equal to all declared and unpaid dividends on such share of Series A-1 Preferred;

(ii) with respect to the Series A-2 Preferred, each holder of Series A-2 Preferred shall not receive pursuant to Section 3(b) above and this Section 3(d) an aggregate amount per share of Series A-2 Preferred that is greater than the sum of $2.20172 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series A-2 Preferred after the filing date hereof) (the “Series A-2 Liquidation Amount”), plus an amount equal to all declared and unpaid dividends on such share of Series A-2 Preferred;

(iii) with respect to the Series A Preferred, each holder of Series A Preferred shall not receive pursuant to Section 3(c) above and this Section 3(d) an aggregate amount per share of Series A Preferred that is greater than the sum of three (3) times the Original Issue Price of the Series A Preferred plus an amount equal to all declared and unpaid dividends on such share of Series A Preferred;

(iv) with respect to the Series B Preferred, each holder of Series B Preferred shall not receive pursuant to Section 3(c) above and this Section 3(d) an aggregate amount per share of Series B Preferred that is greater than the sum of three (3) times the Original Issue Price of the Series B Preferred plus an amount equal to all declared and unpaid dividends on such share of Series B Preferred;

(v) with respect to the Series C Preferred, each holder of Series C Preferred shall not receive pursuant to Section 3(c) above and this Section 3(d) an aggregate amount per share of Series C Preferred that is greater than the sum of three (3) times the Original Issue Price of the Series C Preferred plus an amount equal to all declared and unpaid dividends on such share of Series C Preferred; and

(vi) with respect to the Series D Preferred, each holder of Series D Preferred shall not receive pursuant to Section 3(c) above and this Section 3(d) an aggregate amount per share of Series D Preferred that is greater than the sum of three (3) times the Original Issue Price of the Series D Preferred plus an amount equal to all declared and unpaid dividends on such share of Series D Preferred.

Thereafter, the remaining assets of the Company legally available for distribution in such Liquidation Event (including the consideration received in such transaction or Acquisition or Asset Transfer), if any, shall be distributed ratably to the holders of the Common Stock.

(e) Notwithstanding paragraphs (a) through (d) above, solely for purposes of determining the amount each holder of shares of a series of Preferred Stock is entitled to receive with respect to a Liquidation Event, Acquisition or Asset Transfer, the holder of each share of such series of Preferred Stock shall be treated as if such holder had converted such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event, Acquisition or Asset Transfer if, as a result of an actual conversion of the entire such series of Preferred Stock (including taking into account the operation of this paragraph (e) with respect to such series), each holder of such series would receive (with respect to the shares of such series), in the aggregate, an amount greater than the amount that would be distributed to holders of such series (with respect to the shares of such series) if such holders had not converted such series into shares of Common Stock. If holders of any series are treated as if they had converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holders shall not be entitled to receive any distribution pursuant to Sections 3(a), 3(b), 3(c) and 3(d) that would otherwise be made to holders of such series of Preferred Stock, but instead shall receive the amount calculated as provided in this paragraph (e).

4. ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) In the event that the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then such transaction shall be deemed a Liquidation Event under Section 3 and each holder of Preferred Stock shall be entitled to receive, for each share of Preferred Stock then held, out of the proceeds of such Acquisition or Asset Transfer together with all other assets of the Company legally available for distribution, the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to (i) Sections 3(a), 3(b) and 3(c) above, or (ii) Section 3(d) above.

(b) For the purposes of this Section 4: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of the Company immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, less than 50% of the voting power of its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof at fair market value or above, as determined in good faith by the Board on the date of such determination; and (ii) “Asset Transfer” shall mean a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

(c) If the amount paid or distributed under this Section 4 and Section 3, above, is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(i) For securities not subject to investment letters or other similar restrictions on free marketability,

(A) if traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-period ending three days prior to the closing of such transaction;

(B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

(C) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

(ii) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Company) from the market value as determined pursuant to clause (i) above so as to reflect the approximate fair market value thereof.

(d) In the event of an Asset Transfer, if the Company does not effect a dissolution of the Company under the DGCL within 90 days after the closing of such Asset Transfer, then (1) the Company shall send a written notice to each holder of Series Preferred no later than the 90th day after the Asset Transfer advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (2) to require the redemption of such shares of Series Preferred, and (2) if the holders of at least a majority of the then outstanding shares of Series Preferred so request in a written instrument delivered to the Company not later than 120 days after such Asset Transfer, the Company shall use the consideration received by the Company for such Asset Transfer (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Company), together with any other assets of the Company available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Asset Transfer (the “Redemption Date”), to redeem all outstanding shares of Series Preferred for the amount of cash, securities or other property which such holder of Series Preferred would be entitled to receive in a Liquidation Event pursuant to Sections 3(a), 3(b) and 3(c) or 3(d) above. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series Preferred or if the Company does not have sufficient lawfully available funds to effect such redemption, the Company shall redeem the shares of Series Preferred in accordance with the liquidation preferences set forth in Section 3, above, to the fullest extent of such Available Proceeds or such lawfully available funds, as the case may be, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Company has funds legally available therefor. The provisions of Sections 6(a) through 6(c) below shall apply to the redemption of the Series Preferred pursuant to this Section 4(d). Prior to the distribution or redemption provided for in this Section 4(d), the Company shall not expend or dissipate the consideration received for such Asset Transfer, except to discharge expenses incurred in connection with such Asset Transfer or in the ordinary course of business.

5. CONVERSION RIGHTS.

The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable Series Preferred Conversion Rate then in effect (determined as provided in Section 5(b)) by the number of shares of Preferred Stock being converted.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of a series of Preferred Stock (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of such series of Preferred Stock by the applicable Series Preferred Conversion Price, calculated as provided in Section 5(c) below.

(c) Series Preferred Conversion Price. The conversion price for a series of Preferred Stock shall initially be the Original Issue Price of such series of Preferred Stock as specified in Section 1(b) above (the “Series Preferred Conversion Price”). Such initial applicable Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series Preferred Conversion Price of a series herein shall mean the Series Preferred Conversion Price of such series as so adjusted.

(d) Mechanics of Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock, or notify the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Such holder shall give written notice to the Company at such office that such holder elects to convert the Preferred Stock. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time after the date that the first share of a series of Preferred Stock was issued, with respect to such series (the “Original Issue Date” of such series of Preferred Stock) the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of such series of the Preferred Stock, the Series Preferred Conversion Price of such series in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date of a series of Preferred Stock the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of such series of Preferred Stock, the Series Preferred Conversion Price in effect for such series of Preferred Stock immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the Original Issue Date for a series of Preferred Stock the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of such series of Preferred Stock, the Series Preferred Conversion Price for such series then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The Series Preferred Conversion Price for such series shall be adjusted by multiplying the Series Preferred Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time after the Original Issue Date for a series of Preferred Stock, the Common Stock issuable upon the conversion of such series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of such series of Preferred Stock shall then have the right to convert such series of Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Preferred Stock after such recapitalization, reclassification, merger, consolidation or other change to the end that the provisions of this Section 5 (including adjustment of the Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Series Preferred Conversion Price.

(i) Series A-1 Preferred/Series A-2 Preferred. If at any time or from time to time after the date hereof, the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Sections 5(e), 5(f) or 5(g) above, for an Effective Price (as defined in Section 5(h)(vi) below) less than the then effective Series Preferred Conversion Price of Series Preferred (a “Series Preferred Qualifying Dilutive Issuance”), then the then existing Series Preferred Conversion Price for each series of Series Preferred with a Series Preferred Conversion Price greater than the Effective Price shall be reduced, as of the opening of business on the date of such issue or sale, to the Effective Price.

(ii) Prior Series Preferred. If at any time or from time to time after the Original Issue Date for a series of Prior Series Preferred, the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Sections 5(e), 5(f) or 5(g) above, for an Effective Price (as defined in Section 5(h)(vi) below) less than the then effective Series Preferred Conversion Price of such series (a “Prior Series Preferred Qualifying Dilutive Issuance” and either of a Series Preferred Qualifying Dilutive Issuance or a Prior Series Preferred Qualifying Dilutive Issuance, a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series Preferred Conversion Price for such Prior Series Preferred shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series Preferred Conversion Price for such series in effect immediately prior to such issuance or sale by a fraction equal to:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series Preferred Conversion Price for such series, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock that are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date (the “Outstanding Shares”).

(iii) No adjustment shall be made to any Series Preferred Conversion Price in an amount less than one hundredth of a cent per share, unless such adjustment, aggregated with previous adjustment(s) of less than one hundredth of a cent per share, equals or exceeds one hundredth of a cent per share on such series of Preferred Stock. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series Preferred Conversion Price.

(iv) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and before deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(v) For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series Preferred Conversion Price of a series of Preferred Stock, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time, from time to time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated at each such time or upon such event using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased over time, from time to time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the Series Preferred Conversion Price, as adjusted, upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(vi) For the purpose of making any adjustment to the Series Preferred Conversion Price required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of Preferred Stock or as a dividend or distribution on the Preferred Stock;

(B) shares of Series A-1 Preferred and Series A-2 Preferred issued pursuant to that certain Series A-1 Preferred Stock Purchase Agreement dated on or about the date hereof;

(C) warrants issued in connection with and concurrently with the sale of Series A-1 Preferred, any Convertible Securities issuable upon exercise of such warrants and any Common Stock issuable upon conversion of such Convertible Securities;

(D) shares of Common Stock issued pursuant to the exercise or conversion of Convertible Securities; provided that the antidilution adjustments set forth in this Amended and Restated Certificate of Incorporation were complied with, waived, or were inapplicable pursuant to any provision of this Section 5(h)(vi) with respect to the initial sale or grant by the Company of such Convertible Securities;

(E) shares of Common Stock issued by the Company upon a stock split, stock dividend, or any subdivision of shares of Common Stock; or

(F) shares of Common Stock or options exercisable for Common Stock issued after the Original Issue Date of the Series A-1 Preferred (the “Series A-1 Original Issue Date”) to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; provided however, that such shares shall not exceed 28,427,850 shares (as adjusted for stock dividends, combinations, splits recapitalizations and the like and for the repurchase of unvested shares or the cancellation of options) unless a greater amount of securities is approved by the Board, including two of the three representatives of the Series Preferred.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, determinable.

(vii) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series Preferred Conversion Price shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, if the Preferred Stock is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, promptly following each adjustment or readjustment, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Stock at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series Preferred Conversion Price in effect prior to and after such adjustment or readjustment, (iii) the number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold and (iv) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock. Failure to provide such notice shall have no effect on any such adjustment.

(j) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Company or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least fifteen (15) days prior to the record date specified therein or the date when such event shall take place (or such shorter period approved by the holders of a majority of the voting power of the then outstanding Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Rate, (A) at any time upon the affirmative election of (1) the holders of at least a majority of the voting power of the then outstanding shares of the Series Preferred, voting together as one class, and (2) the holders of at least sixty-seven percent (67%) of the voting power of the then outstanding shares of Series A-1 Preferred, or (B) immediately upon the closing of a firm commitment, underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, lead-managed by an underwriter of national standing on a nationally recognized securities exchange and covering the offer and sale of Common Stock for the account of the Company in which (i) the price per share of Common Stock is at least equal to four (4) times the Series A-1 Original Issue Price, and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $50,000,000.

(ii) Upon the occurrence of either of the events specified in Section 5(k)(i) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the party to be notified; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

(p) Mandatory Reclassification. Immediately following the consummation of the closing of the Company’s initial sale of Series A-1 Preferred, each share of outstanding or authorized Prior Series Preferred shall be reclassified into one share of Common Stock (the “Reclassification”). The Reclassification shall occur without any further action on the part of the Company or the holders of the Common Stock or Prior Series Preferred and whether or not certificates representing the holders’ shares prior to the Reclassification are surrendered for cancellation. Following the Reclassification, no shares of Prior Series Preferred shall be issued or authorized. The Company shall not be obliged to issue certificates evidencing the shares of Common Stock outstanding as a result of the Reclassification unless and until the certificates evidencing the shares of Prior Series Preferred held by a holder prior to the Reclassification are delivered to the Company or its transfer agent (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate).

6. REDEMPTION MECHANICS.

The Preferred Stock shall be redeemed only pursuant to Section 4(d).

(a) Redemption Notice. Promptly following receipt of a written request of the holders of at least a majority of the then outstanding shares of Series Preferred pursuant to Section 4(d), the Company shall deliver written notice of the redemption (the “Redemption Notice”) to each holder of record of Series Preferred. The Redemption Notice shall state:

(i) the number of shares of Series Preferred held by the holder that the Company shall redeem on the Redemption Date specified in the Redemption Notice;

(ii) the Redemption Date; and

(iii) that the holder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series Preferred to be redeemed.

(b) Surrender of Certificates; Payment. On or before the Redemption Date, each holder of shares of Series Preferred to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 5, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Liquidation Amount for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event that less than all of the shares of Series Preferred represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series Preferred shall promptly be issued to such holder.

(c) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the full amount of the applicable Liquidation Amount as provided in Section 3, above, payable upon redemption of the shares of Series Preferred to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series Preferred so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the applicable Liquidation Amount without interest upon surrender of their certificate or certificates therefor.

V

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which the Delaware General Corporation Law permits the Company to provide indemnification) through bylaw provisions or through agreements with such persons, or through stockholder resolutions, vote of disinterested directors, or otherwise, in excess of the indemnification and advancement of expenses otherwise permitted by Section 145 of the Delaware General Corporation Law.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

IN WITNESS WHEREOF, BECEEM COMMUNICATIONS INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 15th day of April, 2009.

BECEEM COMMUNICATIONS INC.

Signature:	/s/ Babu Mandava
Babu Mandava
Chief Executive Officer